Exhibit 10.8

Addendum Number 2

to the

QUOTA SHARE RETROCESSION AGREEMENT dated 31st December 2019,

This Addendum (Addendum Number 2) is made by and between:

SWISS REINSURANCE COMPANY LTD, a company incorporated in Switzerland with limited liability whose registered address is at 60 Mythenquai, Zurich, Switzerland 8002 (the "Retrocedant")

and

FWD REINSURANCE SPC, LTD., an exempted segregated portfolio company incorporated with limited liability under the laws of the Cayman Islands having company registration number AN-319536 whose registered office is at 18 Forum Lane, 2nd Floor, Camana Bay, P.O. Box 69, Grand Cayman KY1-1102, Cayman Islands (the “Company”), ON BEHALF OF AND FOR THE ACCOUNT OF FWD FUJI LIFE SEGREGATED PORTFOLIO, one of its segregated portfolios (“FWD Fuji Life SP”) (the Company acting on behalf of and for the account of FWD Fuji Life SP, the “Retrocessionaire”)

(the Retrocedant and the Retrocessionaire, each a “Party” and together the “Parties”)

WHEREAS:

A.	The Retrocessionaire and the Retrocedant entered into the Quota Share Retrocession Agreement dated 31st December 2019 (the "Agreement").

B.	The Parties amended and restated the Agreement by entering into Addendum Number 1 dated 17th February 2020.

C.	In both the original Agreement and Addendum Number 1, the Parties inadvertently denoted the name of the segregated portfolio of the Company in respect of which the Company had entered into the Agreement and Addendum Number 1 on behalf of and for the account of as "SP1".

D.	The Parties wish to confirm that the correct the name of the segregated portfolio of the Company in respect of which the Company had entered into the Agreement and Addendum Number 1 on behalf of and for the account of is "FWD FUJI LIFE SEGREGATED PORTFOLIO" and to make certain other amendments to the Agreement,

NOW THEREFORE:

1.	In consideration of the mutual obligations and covenants herein and with effect from the signing date of this Addendum, the Agreement shall be further amended and restated in accordance with the terms set out in EXHIBIT A;

2.	Clauses 17 to 32 of the Agreement, both clauses inclusive, shall be incorporated by reference into this Addendum Number 2.

For and on behalf of Swiss Reinsurance Company Ltd, in Switzerland	For and on behalf of Swiss Reinsurance Company Ltd, in Switzerland
Signature:_______________________________	Signature:_______________________________
Printed Name:	Printed Name:
Title:	Title:
Place and Date:	Place and Date:

Signed for and on behalf of FWD REINSURANCE SPC, LTD., ON BEHALF OF AND FOR THE ACCOUNT OF FWD FUJI LIFE SEGREGATED PORTFOLIO in the Cayman Islands, on
Signature: ______________________________
Printed Name:
Title:
Place and Date:

EXHIBIT A

SWISS REINSURANCE COMPANY LTD

and

FWD REINSURANCE SPC, LTD., ON BEHALF

OF AND FOR THE ACCOUNT OF

FWD FUJI LIFE SEGREGATED PORTFOLIO

AMENDED & RESTATED QUOTA SHARE

RETROCESSION AGREEMENT

Contents

Clause	Page

1	Definitions and interpretation	6
2	Parties and coverage	6
3	Reinsurance Losses	8
4	Reporting	8
5	Payments by the Retrocedant	9
6	Collateral Account	10
7	Letter of Credit	12
8	Payments by the Retrocessionaire	13
9	Settlements	13
10	Payments and currency	14
11	Errors in the Quarterly Account Statement	15
12	Undertakings and Covenants of the Retrocessionaire and the Retrocedant	16
13	Insolvency and offset	19
14	Access to Records	20
15	Duration and termination	20
16	Arbitration	26
17	Warranties and Representations	28
18	Compliance with Data Protection, Money Laundering and Sanctions	30
19	Transfer of Business	30
20	Entire agreement	31
21	Confidentiality	31
22	Errors and omissions	33
23	Force majeure	33
24	Third party rights	33
25	Agreement binding	33
26	Assignment	33
27	Costs	33
28	Alterations	34

29	Notices	34
30	Severance	35
31	Remedies and waivers	35
32	Counterparts	35
33	Governing law	36
34	Jurisdiction	36

[***]

THIS AGREEMENT is dated 31st December 2019 and is made between:

(1)	SWISS REINSURANCE COMPANY LTD, whose registered office is at Mythenquai 50/160, 8002, Zurich, Switzerland (the Retrocedant); and

(2)	FWD REINSURANCE SPC, LTD., an exempted segregated portfolio company incorporated with limited liability under the laws of the Cayman Islands having company registration number AN-319536 whose registered office is at 18 Forum Lane, 2nd Floor, Camana Bay, P.O. Box 69, Grand Cayman KY1-1102, Cayman Islands (the “Company”), ON BEHALF OF AND FOR THE ACCOUNT OF FWD FUJI LIFE SEGREGATED PORTFOLIO, one of its segregated portfolios (“FWD Fuji Life SP”) (the Company acting on behalf of and for the account of FWD Fuji Life SP, the “Retrocessionaire”)

each a Party and together the Parties.

WHEREAS:

(A)	The Retrocedant and the Ceding Company entered into a [***] coinsurance agreement on [***] in respect of certain [***] business written by the Ceding Company (the Underlying Reinsurance Agreement).

(B)	The Retrocedant shall retrocede to the Retrocessionaire the Quota Share Percentage of certain of the Retrocedant’s liabilities in respect of the Underlying Reinsurance Agreement.

(C)	Subject to the terms of this Agreement, the Retrocessionaire's obligations in respect of this Agreement arise from and are based on the obligations of the Retrocedant in respect of the Underlying Reinsurance Agreement and the Subject Business.

NOW IT IS HEREBY AGREED as follows:

1	Definitions and interpretation

In addition to terms defined elsewhere in this Agreement, the definitions and other provisions in Schedule 1 apply, unless the context requires otherwise.

2	Parties and coverage

Parties

2.1	This Agreement is a retrocession agreement solely between the Retrocedant and the Retrocessionaire and, subject to the terms of this Agreement, the Retrocessionaire's obligations in respect of this Agreement arise from and are based on the obligations of the Retrocedant in respect of the Underlying Reinsurance Agreement and the Subject Business. The retrocession provided by the Retrocessionaire under this Agreement shall create no right or legal relationship between the Retrocessionaire and the Ceding Company and/or any owner, policyholder, insured, beneficiary or claimant of any Policy. It shall be a condition precedent to the Retrocedant's obligation to make payment of any Retrocedant Payment amount to the Retrocessionaire that the Retrocessionaire's solvency capital ratio remains at a level that is commensurate with or above the Retrocessionaire's Minimum Solvency Requirement.

2.2	This Agreement is between sophisticated parties, each of which has reviewed this Agreement and is fully aware and informed about its terms and conditions and the implications thereof. The Parties therefore agree that this Agreement shall be construed without regard to the authorship of the language and without any presumption or rule of construction in favour of either Party.

Retrocession coverage

2.3	In accordance with the terms and conditions of this Agreement, with effect from the Effective Date, the Retrocedant hereby cedes and the Retrocessionaire hereby accepts during the term of this Agreement, the Quota Share Percentage of certain of the Retrocedant's liabilities in connection with the Underlying Reinsurance Agreement (the Subject Business). The Subject Business shall only include business ceded under the Underlying Reinsurance Agreement as executed on [***] and not any additional business subsequently ceded by the Ceding Company to the Retrocedant under any addendum, endorsement or amendment to the Underlying Reinsurance Agreement.

2.4	Subject to the terms, conditions and limitations of this Agreement, all Reinsurance Losses reported by the Ceding Company in respect of each Accounting Period after the Effective Date and: (a) paid and/or payable by the Retrocedant; and/or (b) deducted by the Ceding Company from amounts paid and/or payable to the Retrocedant, in respect of the Subject Business pursuant to the Underlying Reinsurance Agreement (including any alterations and/or additions thereto) shall be binding on the Retrocessionaire and the Retrocessionaire's liability shall attach simultaneously with that of the Retrocedant and shall be subject in all respects to the same risks, terms, conditions, clauses, interpretations, waivers, valuations and periods as the Underlying Reinsurance Agreement and shall additionally be subject to all treaty administration decisions taken by the Retrocedant in respect of the Subject Business and, in every case to which this Agreement applies, the Retrocessionaire shall follow the fortunes and follow the settlements of the Retrocedant, subject to the Quota Share Percentage. For the avoidance of doubt, the Retrocessionaire shall not be liable for, and no deduction shall be made in respect of, premiums, claims or other payments in connection with any inuring reinsurance covering any liability of any Retrocedant in connection with the Underlying Reinsurance Agreement.

3	Reinsurance Losses

Claims reporting

3.1	Subject to Clause 4.4, information provided by the Ceding Company to the Retrocedant in respect of Reinsurance Losses arising from the Subject Business shall be reported to the Retrocessionaire, with such information provided to be submitted in English where available.

Extra-contractual damages

3.2	The Retrocessionaire shall only be liable for its share of any extra-contractual damages (such as punitive, bad faith or compensatory damages) forming part of the Reinsurance Losses in circumstances where the Retrocedant is liable to pay the Ceding Company such damages in accordance with Clause 8.4 of the Underlying Reinsurance Agreement.

Contested claims

3.3	Subject to Clause 4.4, information provided by the Ceding Company to the Retrocedant in respect of ADR cases and litigation cases pending each month related to policies reinsured hereunder shall be reported to the Retrocessionaire on a quarterly basis

4	Reporting

4.1	The first Accounting Period shall begin at the start of and shall conclude at the expiration of the Effective Date, it being understood and agreed by the parties that the first Accounting Period shall be a single calendar day corresponding to the Effective Date. With respect to the Accounting Period during which the Termination Date occurs, the Accounting Period shall commence at the beginning of the Quarter in which the Termination Date occurs and end on the Termination Date (both dates inclusive).

4.2	The Retrocedant shall:-

(a)	within sixty (60) Business Days of the end of each Accounting Period, submit a statement to the Retrocessionaire in the form set out in Part 1 of Schedule 2, Quarterly Account Statement (the Quarterly Account Statement) together with the additional information categories set out in Part 2 of Schedule 2, Additional Quarterly Reporting Requirements;

(b)	within sixty (60) Business Days of the end of each Accounting Period ending on 31st December, provide to the Retrocessionaire the information described in Part 3 of Schedule 2, Annual Reporting Requirements; and,

(c)	from time to time, provide the additional information as described in Part 4, Ad Hoc Reporting Requirements, as and when such information becomes available to the Retrocedant.

4.3	The Retrocessionaire may request reasonable additional information in relation to items contained in the Quarterly Account Statement within ten (10) Business Days of receiving a copy of the same pursuant to Clause 4.2 and, upon receipt of such request, the Retrocedant shall, subject to Clause 4.4, use reasonable endeavours to provide the Retrocessionaire with such information as is in the Retrocedant’s possession or control and is reasonably required by the Retrocessionaire.

4.4	Nothing in this Agreement shall require the Retrocedant to disclose any information where:

(a)	such disclosure would result in: (i) a breach of any Applicable Law or Data Protection Law; (ii) a breach of any binding agreement, including any confidentiality undertaking agreed between the Retrocedant (on the one hand) and any third party (including any service provider (if applicable)) (on the other); and/or (iii) a breach of attorney-client privilege or any other legal privilege that would be impaired by its provision to the Retrocessionaire; and/or

(b)	such information is commercially sensitive to the Retrocedant and it reasonably considers (acting in good faith) that its rationale for withholding such information is consistent with or similar to the rationale for the redaction and withholding of certain information from the due diligence materials made available to the Retrocessionaire on or prior to the date of this Agreement.

(c)	Such disclosure would reveal the identity of the Ceding Company or any policyholder of the Ceding Company

4.5	Subject to Clause 11, the Retrocessionaire shall be deemed to have approved the relevant Quarterly Account Statement within ten (10) Business Days of receiving a copy of the same pursuant to Clause 4.2.

5	Payments by the Retrocedant

5.1	The Retrocedant shall, in respect of each Accounting Period, pay to the Retrocessionaire an amount equal to the sum of: (a) the Retrocession Premium; plus (b) any Additional Retrocession Premium plus (c) any Retrocedant Error Adjustment Amount (the Retrocedant Payment).

5.2	If and to the extent that the condition precedent referred to in Clause 2.1 is not complied with then (and without limitation or prejudice to the rights of the Retrocedent arising under Clause 13.2 to set off against Retrocedent Payment amounts due to the Retrocessionare any amounts past due and outstanding from the Retrocessionaire) the Retrocedent shall be entitled to withhold any Retrocedent Payment due to the Retrocessionaire for a period of up to 9 calendar months from the scheduled Settlement Date for such payment and shall further be entitled to:-

(i)	apply such amount in satisfaction of any existing or estimated future funding shortfall in the Required Collateral Amount by reason of the Retrocessionaire's actual or anticipated failure to transfer additional Eligible Collateral in to the Retrocedent Account in accordance with Clauses 6.2 & 6.4;

(ii)	set off against such amount any Positive Recapture Amount and/or Provisional Settlement Amount due from the Retrocedent to the Retrocessionaire;

(iii)	to apply such amount in satisfaction of any Negative Recapture Amount and/or Provisional Settlement Amount due from the Retrocessionaire to the Retrocedant

5.3	Where an Additional Retrocession Premium amount that is payable by the Retrocedant to the Retrocessionaire in respect of any Accounting Period is reduced, compared to the Additional Retrocession Premium amount as originally projected in respect of such Accounting Period, the Retrocedant shall notify to the Retrocessionaire an updated Schedule 5 in which all future Retrocession Commission Adjustments are reduced in proportion with the cumulative reduction in actual or most recently projected Additional Retrocession Premiums compared to the Additional Retrocession Premiums as originally projected as at the Effective Date.

6	Collateral Account

Required Collateral Amount

6.1	The Retrocedant shall include its updated calculation of the Required Collateral Amount in each Quarterly Account Statement and such amount shall constitute the Required Collateral Amount for the period commencing on the date (the Required Collateral Amount Determination Date) which falls on the sixtieth (60th) Business Day following the end of the Accounting Period to which the Quarterly Account Statement relates to the date which falls on the sixtieth (60th) Business Day following the end of the subsequent Accounting Period. The Retrocedant may at its absolute discretion elect to recalculate the Required Collateral Amount by giving the Retrocessionaire three (3) Business Days' notice of its intention to do so whereupon the Retrocedant may deliver a recalculation of the Required Collateral Amount based on the Yield Curve as at the end of the Business Day which falls immediately after the expiration of the abovementioned written notice period. Such Business Day shall, for the purpose of the terms of this Agreement, be deemed to be a Required Collateral Amount Determination Date. Whenever providing a calculation of the Required Collateral Amount in accordance with this Clause 6.1, the Retrocedant shall use up to date best estimate cash flows prepared in accordance with such due skill, care and diligence that would be reasonably expected of a reinsurer in the Retrocedant's position and transacting reinsurance business in the Japanese life and health reinsurance market that is similar to the business reinsured under the Underlying Reinsurance Agreement.

Daily Valuation

6.2	[***].

6.3	On the opening of each Business Day that falls on or after the Collateral Commencement Date and that is a Business Day during which the Required Collateral Amount is greater than zero, the Retrocedent shall provide to the Retrocessionaire:- (i) the Required Collateral Amount in USD; (ii) details of Eligible Collateral assets currently held in the Retrocedent Account and (iii) the aggregate Margin Value of such Eligible Collateral currently held. For the valuation of the Eligible Collateral assets, the Retrocedent shall use the closing price of the previous business day of each security constituting Eligible Collateral converted into USD (provided that if such a quantification is not available on any given date, the quantification shall be made, as at the most recently preceding date for which a quantification is available). Should a security not have been priced for 3 consecutive Business Days, the security shall cease to qualify as an Eligible Collateral asset. Ineligible collateral assets will be valued at a Margin Value of zero.

Collateral “top-ups”

6.4	If, on any Business Day that falls on or after the Collateral Commencement Date, the Required Collateral Amount is greater than the aggregate Margin Value of the Eligible Collateral in the Retrocedent Account, the Retrocedent shall be entitled to demand Additional Eligible Collateral and the Retrocessionaire shall transfer sufficient Eligible Collateral from the Retrocessionaire Account to the Retrocedent Account (the Additional Eligible Collateral) so that after the transfer of such Additional Eligible Collateral to the Retrocedent Account the aggregate Margin Value of the Eligible Collateral in the Retrocedent Account equals or exceeds the Required Collateral Amount.

Excess Collateral

6.5	If, on any Business Day that falls on or after the Collateral Commencement Date, the aggregate Margin Value of the Eligible Collateral in the Retrocedent Account exceeds the Required Collateral Amount (as most recently determined pursuant to this Agreement and notified by the Retrocedent to the Retrocessionaire in accordance with Clause 6.2.) (the amount of such excess being the Excess Collateral Amount), the Retrocessionaire shall be entitled to demand redelivery of the Excess Collateral Amount and the Retrocedent shall transfer Eligible Collateral from the Retrocedent Account to the Retrocessionaire Account having an aggregate Margin Value equal to the Excess Collateral Amount.

Substitutions

6.6	Should the Retrocessionaire wish to exchange one Eligible Collateral asset for another, the Retrocessionaire may submit a substitution request to the Retrocedent, provided that the Eligible Collateral to be removed by way of substitution may not be withdrawn until Eligible Collateral of at least the same Margin Value shall have been credited to and received into the Retrocedent Account.

Distributions

6.7	[***]

7	Letter of Credit

7.1	Subject to the Retrocedant's written consent, the Retrocessionaire may procure the delivery to the Retrocedant of a valid and enforceable Letter of Credit. Following the delivery of such a Letter of Credit, the Retrocedant will recalculate the Required Collateral Amount in accordance with Clause 6.1, notwithstanding that the required form of such Letter of Credit must be agreed between the Parties and appended to this Agreement before such Letter of Credit may be considered in any calculation of the Required Collateral Amount.

7.2	The Letter of Credit shall be clean, irrevocable, unconditional and "evergreen" and issued by a mutually agreed Permitted Bank and shall permit the Retrocedant to call upon an amount up to the LoC Payment Amount in order to secure the payment by the Retrocessionaire of any amount which is either due hereunder.

7.3	The Letter of Credit shall be structured by the Bank Guarantor to expire on 31 December of the calendar year in which it is issued; provided, however, that the Letter of Credit shall contain terms that it shall be deemed to automatically extend each year for an additional year (until the final expiration date), unless the Bank Guarantor provides written notice to the Retrocedant of its election not to extend at least sixty (60) days prior to the Letter of Credit’s then-current expiry date (a “Premature Bank Non-Renewal”);

7.4	In the event that the Bank Guarantor provides notice to the Retrocedant that it has elected not to renew the Letter of Credit for the following year of the expected term of the Letter of Credit (a “Non-Renewal Notice”), then the Retrocedant shall promptly notify Retrocessionaire in writing of such Non-Renewal Notice from the Bank Guarantor and may demand that the Retrocessionaire fulfil its obligations under Clause 7.1 of this Agreement (the “LoC Cure Notice”).

7.5	The Retrocessionaire shall have forty-five (45) days from its receipt of the LOC Cure Notice to (a) arrange for a replacement standby letter of credit from the Bank Guarantor for the value of the LoC Payment Amount as of the date of the Letter of Credit’s expiry and on terms and conditions reasonably comparable to those set forth in the Letter of Credit; (b) arrange for a replacement standby letter of credit from a different bank, being a Permitted Bank, for the value of the remaining LoC Payment Amount as of the date of the Letter of Credit’s expiry; or (c) reach a different agreement with the Retrocedant regarding the disposition of obligations and funds.

7.6	If the Retrocessionaire does not fulfil one of the conditions set forth in Clause 7.5, above, within forty-five (45) days of its receipt of the LoC Cure Notice, then the Retrocedant shall be entitled to immediately, without further notice, draw down the then-applicable LoC Payment Amount under the Letter of Credit prior to its expiry, according to the terms of the Letter of Credit (such event is the “Premature Non-Renewal Drawdown”).

8	Payments by the Retrocessionaire

8.1	The Retrocessionaire shall, in respect of each Accounting Period, pay to the Retrocedant an amount equal to the sum of:

(a)	the Retrocessionaire Losses;

(b)	plus the Retrocessionaire Commission, including any Retrocession Commission Adjustment;

(c)	plus any Retrocessionaire Error Adjustment Amount;

(the Retrocessionaire Payment).

9	Settlements

9.1	Within ten (10) Business Days of the date of each Required Collateral Amount Determination Date that falls on or after the Collateral Commencement Date (the Collateral Settlement Date):-

(a)	the Retrocessionaire shall transfer such Additional Eligible Collateral, if any, as is required to be transferred into the Retrocedent Account in order to ensure that the aggregate Margin Value of the Eligible Collateral in the Retrocedent Account equals the updated calculation for the Required Collateral Amount as at such Required Collateral Amount Determination Date; or,

(b)	the Retrocedant shall transfer such Excess Collateral Amount, if any, as is required to be transferred into the Retrocessionaire Account in order to ensure that the aggregate Margin Value of the Eligible Collateral in the Retrocedent Account equals the updated calculation for the Required Collateral Amount as at such Required Collateral Amount Determination Date the Collateral Settlement Amount.

9.2	Within five (5) Business Days of the transfer of the Collateral Settlement Amount in accordance with Clause 9.1, (the Settlement Date) the following settlements shall be effected in JPY on the basis of the most recent Quarterly Account Statement:

(a)	if the Net Settlement is a positive number, the Retrocedant shall pay to the Retrocessionaire an amount equal to such number in accordance with Clause 10.2; or

(b)	if the Net Settlement is a negative number, the Retrocessionaire shall pay to the Retrocedant an amount equal to such negative number expressed as a positive number in accordance with Clause 10.1, in each case, a Settlement Amount.

9.3	[***]

9.4	In the event that the Party required to pay any Settlement Amount in accordance with Clause 9.2 ([***]) does not pay the Settlement Amount on or before the Settlement Date, then such Settlement Amount shall bear interest at the Default Interest Rate.

9.5	All payments made (i) by and on behalf of the Retrocedant to the Retrocessionaire and (ii) by and on behalf of the Retrocessionaire to the Retrocedant shall be subject to Clause 13.2.

9.6	Each Party shall be responsible for any charges made by its own bank in relation to the payment of a Settlement Amount.

10	Payments and currency

Payments to the Retrocedant

10.1	Where this Agreement provides for any payment in each case the Retrocedant irrevocably authorises and instructs the Retrocessionaire to make that payment to the Retrocedant's Account, whose receipt shall be an effective discharge of the Retrocessionaire's obligation to pay the amount concerned. The Retrocessionaire shall not be concerned to see to the application, distribution and/or apportionment or be answerable for the loss or misapplication of any such amount, which is solely a matter for the Retrocedant in its absolute discretion.

Payments to the Retrocessionaire

10.2	Where this Agreement provides for any payment to be made to the Retrocessionaire (whether or not the manner of payment is specified), in each case the Retrocessionaire irrevocably authorises and instructs the Retrocedant to make that payment to the Retrocessionaire Account, whose receipt shall be an effective discharge of the Retrocedant's obligation to pay the amount concerned. The Retrocedant shall not be concerned to see to the application, distribution and/or apportionment or be answerable for the loss or misapplication of any such amount.

Currency

10.3	Unless otherwise stated in this Agreement, all payments hereunder shall be made in JPY. All reports and accounts (including the Quarterly Account Statement) to be provided hereunder shall be rendered with monetary amounts denominated in JPY.

11	Errors in the Quarterly Account Statement

11.1	Each Party shall notify the other Party in writing of any errors (Errors) in relation to the Quarterly Account Statement which it has identified, as soon as possible (and in any event no later than thirty (30) days) after identifying the error. The date on which the other Party receives such notification shall be the Errors Notification Date.

11.2	In the event that:

(a)	The Retrocedant has identified an Error; or

(b)	the Retrocessionaire has identified an Error and the Retrocedant agrees there has been an Error,

then within thirty (30) days after the Errors Notification Date, the Retrocedant shall revise the Quarterly Account Statement (such corrected Quarterly Account Statement being the Revised Statement) so as to correct any Error so identified and shall provide a copy of the Revised Statement to the Retrocessionaire.

11.3	Where the Retrocessionaire agrees with the Revised Statement, it will notify the Retrocedant in writing within fourteen (14) days of being provided a copy thereof under Clause 11.2. Where the Retrocessionaire disagrees with the Revised Statement, it may challenge the same by notice in writing to the Retrocedant within fourteen (14) days of being provided a copy thereof under Clause 11.2 and, in the event of such a challenge, the Revised Statement shall be settled by dispute resolution pursuant to Schedule 3. If the Retrocessionaire does not notify the Retrocedant in writing that it agrees with the Revised Statement and does not challenge the Revised Statement within fourteen (14) days of receipt of a copy thereof from the Retrocedant, it shall be deemed to have approved the same.

11.4	Where the Retrocessionaire has identified an Error but the Retrocedant does not agree that there has been an Error, the Retrocedant may challenge the same by notice in writing to the Retrocessionaire within fourteen (14) days of receipt of notification thereof under Clause 11.2 and, in the event of such a challenge, the dispute shall be settled by dispute resolution pursuant to Schedule 3. If the Retrocedant does not challenge the Error notified by the Retrocessionaire within fourteen (14) days of notification from the Retrocessionaire under Clause 11.2 it shall be deemed to have agreed there is an Error.

11.5	If the dispute resolution procedure undertaken in relation to a dispute pursuant to Clause 11.4 determines there is an Error, the Retrocedant shall then prepare a Revised Statement and the provisions of Clauses 11.2 and 11.3 above shall apply mutatis mutandis.

11.6	To the extent that the agreed or determined Revised Statement results in a revised Net Settlement, an amount equal to the difference between the revised Net Settlement and the previously determined Net Settlement (such amount being an Error Adjustment Amount) shall be settled at the end of the next Accounting Period.

11.7	Where an Error Adjustment Amount is such that:

(a)	the Retrocedant has previously underpaid the Retrocessionaire or the Retrocessionaire has previously overpaid the Retrocedant, it shall be referred to as a Retrocedant Error Adjustment Amount; or

(b)	the Retrocessionaire has previously underpaid the Retrocedant or the Retrocedant has previously overpaid the Retrocessionaire, it shall be referred to as a Retrocessionaire Error Adjustment Amount,

and, to the extent that any Retrocedant Error Adjustment Amount or Retrocessionaire Error Adjustment Amount is a negative number, the amount to be settled shall be an amount equal to such negative number expressed as a positive number.

11.8	Notwithstanding any notification of an Error having been made or a Quarterly Account Statement being subject to an Expert's determination relating to an Error or a Revised Statement being subject to an Expert's determination in accordance with this Clause 11, any Collateral Settlement Amount or any Settlement Amount included in the Quarterly Account Statement to which such Error or Expert determination relates shall first be settled in accordance with Clause 9 with any Error Adjustment Amount agreed or determined in accordance with this Clause 11 to be paid on the Collateral Settlement Date and/or Settlement Date following the date on which the matter is determined by the Expert or agreed by the parties in accordance with this Clause 11.

12	Undertakings and Covenants of the Retrocessionaire and the Retrocedant

12.1	The Retrocessionaire shall, within 45 days following the end of each Accounting Period, provide to the Retrocedant:-

(a)	the Retrocessionaire's solvency capital ratio, quarterly solvency forecasts in the form set out in Part 5 of Schedule 2, Solvency Capital Reporting Requirements; and,

(b)	any update made to the Retrocessionaire's business plan that would be reasonably likely to result in the Retrocessionaire's capital position falling to a level that is equal to or below the Retrocessionaire's Minimum Solvency Requirement,

12.2	In the event that the Retrocessionaire becomes aware at any time during the term of this Agreement that its solvency capital ratio has fallen below or is forecast to fall below the Retrocessionaire's Minimum Solvency Requirement, as applicable, then the Retrocessionaire will inform the Retrocedant on the same business day.

12.3	Notwithstanding any other provision of this Agreement or the Memorandum and Articles of Association, the Retrocessionaire and the Company, to the extent that it is acting for its own account or for and on behalf of a Future Segregated Portfolio, covenants with the Retrocedent that it shall use reasonable endeavours to ensure that any Future Agreement shall, to the extent permissible under the Applicable Law of such Future Agreement, be governed by the laws of the Cayman Islands and subject to the exclusive jurisdiction of the courts of the Cayman Islands.

12.4	Notwithstanding any other provision of this Agreement or the Memorandum and Articles of Association, the Retrocessionaire and the Company, to the extent that it is acting for its own account or for and on behalf of a Future Segregated Portfolio, covenants with the Retrocedent that the liability of the Company with respect to any Segregated Portfolio Liability shall extend only to, and the relevant Segregated Portfolio Creditor shall, in respect of that Segregated Portfolio Liability, be entitled to have recourse only to the Segregated Portfolio Assets attributable to such Segregated Portfolio. Such liability shall not extend to, and that Segregated Portfolio Creditor shall not, in respect of such Segregated Portfolio Liability, be entitled to have recourse to the Segregated Portfolio Assets attributable to any other Segregated Portfolio or to the General Assets.

12.5	Notwithstanding any other provision of this Agreement or the Memorandum and Articles of Association, the Retrocessionaire and the Company, to the extent that it is acting for its own account or for and on behalf of a Future Segregated Portfolio, covenants with the Retrocedent that the Segregated Portfolio Assets of any particular Segregated Portfolio shall be applied solely in respect of the corresponding Segregated Portfolio Liabilities in accordance with the provisions of Applicable Law.

12.6	Subject to the provisions of this Agreement:

(a)	the rights, duties, obligations, liabilities, agreements, representations, undertakings, warranties and all other matters (whether in contract, tort, under statute or otherwise) relating to the Company, acting on behalf of and for the account of FWD Fuji Life SP under this Agreement, are several and relate to the Company acting in respect of FWD Fuji Life SP only and not to the Company acting for its own account or the Company acting on behalf of and for the account of any other Segregated Portfolio or the Segregated Portfolios collectively and shall not be merged, joined or set-off against the Company acting generally or the Company acting on behalf of and for the account of any other Segregated Portfolio or the Segregated Portfolios collectively; and

(b)	any authority, power, discretion, consent, action or approval under this Agreement shall relate to the Company acting on behalf of and for the account of FWD Fuji Life SP.

12.7	Notwithstanding any other provision of this Agreement or the Memorandum and Articles of Association, the Retrocessionaire and the Company, to the extent that it is acting for its own account or for and on behalf of a Future Segregated Portfolio, covenants with the Retrocedent that in respect of any future agreement entered into by either the Retrocessionaire or by the Company acting on behalf of and for the account of any Future Segregated Portfolio or by the Company acting for its own account (a Future Agreement) shall contain a restrictive covenant binding upon the counter-party to any such Future Agreement, in a form substantially similar to or as set out in Schedule 7 (Limited Recourse Covenant).

12.8	Notwithstanding any other provision of this Agreement or the Memorandum and Articles of Association, the Retrocessionaire covenants with the Retrocedent that in the event that the Company wishes to amend Articles 2.4, 2.5, 2.12. 2.13 & 2.15 of the Memorandum and Articles of Association in a manner that would reasonably be expected to materially and adversely affect the rights, assets or liabilities of FWD Fuji Life SP and the interests of the Retrocedent in so far as they relate to the subject matter of this Agreement, then the Retrocessionaire shall first obtain the Retrocedent written consent to the amendment(s) to the Memorandum and Articles of Association provided that the Retrocedent shall not unreasonably withhold its consent to any such amendment(s).

12.9	Notwithstanding any other provision of this Agreement or the Memorandum and Articles of Association, the Retrocessionaire covenants with the Retrocedent that it shall not, without first obtaining the written consent of both CIMA and the Retrocedent, transfer or substitute assets attributable to FWD Fuji Life SP to the general account of the Company or to the account of another Segregated Portfolio otherwise than in accordance with the Investment Policy, at full value and in accordance with Applicable Law.

12.10	Notwithstanding any other provision of this Agreement or the Memorandum and Articles of Association, the Retrocessionaire and the Company, to the extent that it is acting for its own account or for and on behalf of a Future Segregated Portfolio, covenants with the Retrocedent that:-

(a)	The business activities of the Retrocessionaire will be limited to writing Japanese Life & Health reinsurance business, unless the Retrocedant consents to other business activities being undertaken by the Retrocessionaire;

(b)	It will not propose to CIMA or procure CIMA's agreement to the application of the Retrocessionaire's Minimum Solvency Requirement on a collective basis to FWD Fuji Life SP and any Future Segregated Portfolio established by the Company;

(c)	It will notify the Retrocedant prior to approaching CIMA with a proposal to change the Retrocessionaire's Minimum Solvency Requirement; and,

(d)	It will provide the Retrocedant with:-

(i)	the unaudited financial statements of FWD Fuji Life SP and the Company as soon as reasonably practicable but in no event later than 30 days following the date of completion of such statements;

(ii)	the audited financial statements of FWD Fuji Life SP and the Company as soon as reasonably practicable following the completion of such statements.

12.11	Notwithstanding any other provision of this Agreement, the Retrocedant acknowledges that, in relation to any claim it may have against the Retrocessionaire:

(a)	the Retrocedant shall have recourse only to the assets attributable to FWD Fuji Life SP (the "Recourse Assets") in respect of which the claim is made;

(b)	the Recourse Assets may be insufficient to meet the Retrocessionaire's obligations to the Retrocedant under this Agreement;

(c)	if the Recourse Assets have been liquidated and the net proceeds have been distributed to creditors of FWD Fuji Life SP in accordance with a compulsory or court supervised liquidation procedure, as applicable, under the laws of the Cayman Islands, the Retrocedant shall not be entitled to take any further steps against the Retrocessionaire or the Company to recover any sums due but still unpaid after such distribution;

12.12	If the Retrocedant enters into any agreement, arrangement, dealing or transaction of any kind with any third party (including, without limitation, third party brokers) as agent of, or otherwise on behalf of the Retrocessionaire, the Retrocedant shall ensure that in any such agreement, arrangement, dealing or transaction the liability of the Retrocessionaire to such third party is limited in terms which are substantially the same as those set out in clause 12.11 above.

12.13	The Retrocessionaire shall notify the Retrocedent promptly (and in any event within five (5) Business Days) upon any of its directors, or any officer or employee responsible for monitoring its obligations under this Agreement becoming aware of the occurrence of a fact or circumstance which constitutes, or would constitute upon the expiry of a grace period, the giving of notice or the passage of time, the occurrence of any event(s) as set out in Clause 15.3 which would give the Retrocedent the right to serve a notice of termination in accordance with Clause 15.3, and shall promptly provide to the Retrocedent such additional information as it may reasonably request in respect of any such event(s).

12.14	The Retrocedent shall notify the Retrocessionaire promptly (and in any event within five (5) Business Days) upon any of its directors, or any officer or employee responsible for monitoring its obligations under this Agreement becoming aware of the occurrence of a fact or circumstance which constitutes, or would constitute upon the expiry of a grace period, the giving of notice or the passage of time, the occurrence of any event(s) as set out in Clause 15.4 which would give the Retrocessionaire the right to serve a notice of termination in accordance with Clause 15.4, and shall promptly provide to the Retrocessionaire such additional information as it may reasonably request in respect of any such event(s).

13	Insolvency and offset

13.1	In the event of the insolvency of the Retrocedant, the retrocession under this Agreement shall continue to be payable by the Retrocessionaire to the Retrocedant or to its liquidator, receiver or statutory successor on the basis of the liability of the relevant Retrocedant under the Underlying Reinsurance Agreements without diminution because of the insolvency of the relevant Retrocedant, except as provided by Applicable Law.

13.2	The Retrocedant and the Retrocessionaire shall each have, and may exercise, at any time the right to offset any balance or balances due to the other under this Agreement or any other agreement between the Retrocessionaire and the Retrocedant, regardless of whether such balances are in respect of premiums, losses, collateral transfers or otherwise. This Clause 13.2 shall not be affected by the insolvency of either Party or the termination of this Agreement.

14	Access to Records

14.1	Subject to Clause 4.4, the Retrocedant shall grant to the Retrocessionaire such reasonable access to the Retrocedant's Transaction Records, redacted as necessary, as the Retrocessionaire may reasonably require, including the right to take copies and extracts of the documents comprising the Transaction Records on reasonable advance notice. The Retrocessionaire shall have such a right of access so long as cessions hereunder are in force, or one of the parties hereto has a claim against the other party arising from this treaty, even after its termination.

14.2	The Retrocedant shall procure that, within ten (10) Business Days of a request from the Retrocessionaire, its personnel provide such information and answers to queries relating to the Subject Business as the Retrocessionaire may reasonably require.

15	Duration and termination

15.1	This Agreement shall take effect on the Effective Date and shall continue unless and until terminated in accordance with Clauses 15.2, 15.3 or 15.4.

15.2	The retrocession coverage in respect of the Underlying Reinsurance Agreement shall cease upon and coextensively with the termination of that Underlying Reinsurance Agreement but only at such time as no further payment is or can become due in respect of the Subject Business under that Underlying Reinsurance Agreement.

15.3	The Retrocedant shall have the right to terminate this Agreement by notice in writing to the Retrocessionaire if:

(a)	the Retrocessionaire fails to make payment to the Retrocedant of any amount (other than a Collateral Settlement Amount due from the Retrocessionaire to the Retrocedent in accordance with Clause 9.1(a) or an Additional Eligible Collateral amount due from the Retrocessionaire to the Retrocedent in accordance with Clause 6.4) that has become due under this Agreement and the Retrocessionaire does not make the payment of the outstanding amount within ten (10) days of being notified by the Retrocedant of its failure to make such payment;

(b)	the Retrocessionaire ceases to hold any permission, approval, registration, consent or licence from the CIMA which it requires to perform its material obligations under this Agreement and fails to obtain or renew such permission, approval, registration, consent or licence within sixty (60) days of notice in writing from the Retrocedant requiring it to do so, unless CIMA has removed such permission, approval, registration, consent or licence as a penalty for non-compliance with law or regulation (in which case there will be no cure period);

(c)	an Insolvency Event occurs in respect of the Retrocessionaire;

(d)	the Retrocessionaire is in material breach of any of the provisions of this Agreement and such material breach is not remedied within thirty (30) days of the Retrocedant giving notice in writing to the Retrocessionaire of such material breach. For the purpose of this Clause 15.3(d) any breach of Clause 12 shall be deemed to be a material breach of this Agreement;

(e)	the Retrocessionaire fails on or after the Collateral Commencement Date to transfer Additional Eligible Collateral into the Retrocedent Account where required to do so in accordance with Clause 6.4 or fails on or after the Collateral Commencement Date to transfer any Collateral Settlement Amount due from the Retrocessionaire to the Retrocedent in accordance with Clause 9.1(a) such that, in either or both cases, the Margin Value of the Eligible Collateral in the Retrocedent Account remains less than the Required Collateral Amount for two (2) of more consecutive Business Days;

(f)	the Retrocessionaire fails to provide or maintain a Letter of Credit in accordance with Clause 7.1, 7.2 & 7.3;

(g)	the Retrocedant becomes entitled to perform a Premature Non-Renewal Drawdown;

(h)	the Quarterly Retrocession Premium as stated in a Quarterly Account Statement falls below 50,000,000 JPY;

(i)	the Retrocessionaire undergoes a Change of Control;

(j)	there is a change in law, regulation or taxation that would materially adversely affect the Retrocedant in relation to this Agreement and/or any of the benefits derived by the Retrocedant in connection with it;

(k)	the performance by the Retrocessionaire or the Retrocedant of the whole or any material part of this Agreement or the existence of this Agreement is or becomes prohibited, illegal or rendered impossible by any Applicable Law; or,

(l)	the Retrocessionaire fails to maintain capital resources at a level commensurate with the Retrocessionaire's Minimum Solvency Requirement;

15.4	The Retrocessionaire may terminate this Agreement by notice in writing to the Retrocedant if:

(a)	the Retrocedant fails to make payment to the Retrocessionaire of an amount that has become due under this Agreement and the Retrocedant does not make the payment of the outstanding amount within ten (10) days of being notified by the Retrocessionaire of its failure to make such payment;

(b)	the Retrocedant ceases to hold any permission, approval, registration, consent or licence from FINMA which it requires to perform its material obligations under this Agreement and fails to obtain such permission, approval, registration, consent or licence within sixty (60) days of notice in writing from the Retrocessionaire requiring it to do so, unless FINMA has removed such permission, approval, registration, consent or licence as a penalty for non-compliance with law or regulation (in which case there will be no cure period);

(c)	the Retrocedant is in material breach of any of the provisions of this Agreement and such material breach is not remedied within thirty (30) days after the Retrocessionaire gives notice in writing to the Retrocedant of such material breach;

(d)	the performance by the Retrocessionaire or the Retrocedant of the whole or any material part of this Agreement or the existence of this Agreement is or becomes prohibited, illegal or rendered impossible by any Applicable Law.

15.5	Subject to the special provisions set out in Clause 15.6 in respect of termination effected in accordance with either Clause 15.2 or 15.3(e) and subject further to the provisions of Clause 15.8, the effective date of termination with respect to any termination under this Clause 15 shall be the last day of the Quarter in which notice to terminate was served (the Termination Date).

15.6	Where Clause 15.2 applies, this Agreement shall terminate automatically upon the later of the date on which the Underlying Reinsurance Agreement terminated and the date on which no further payment is due under such agreement and the term "Termination Date", as otherwise defined in Clause 15.5, shall be interpreted accordingly. Upon the occurrence of either or both of the events referred to in Clause 15.3(e), the Retrocedent may terminate this Agreement by giving five (5) Business days written notice to the Retrocessionaire and the effective date of termination shall be the calendar day that immediately follows the Business Day on which such period of notice expired and the term "Termination Date", as otherwise defined in Clause 15.5, shall be interpreted accordingly.

Consequences of Termination

15.7	Following the termination of this Agreement pursuant to this Clause 15:

(a)	the Parties agree that: (i) the Retrocessionaire shall continue to perform all of its obligations hereunder up to and including the Termination Date but shall cease immediately thereafter, save that the Retrocessionaire shall remain liable for any Reinsurance Losses in respect of any claim or other amount payable by the Retrocedent in connection with the Underlying Reinsurance Agreement in respect of any period prior to the Termination Date but which are not reported, settled, paid and/or deducted as at the Termination Date; (ii) the Retrocedant’s obligation to pay the Retrocedant Payments shall remain up to and including the Termination Date but shall cease immediately thereafter save that the Retrocedent shall remain liable for any Retrocedent Payments for which the Retrocedent is liable to make payment to the Retrocessionaire under this Agreement in respect of any period prior to the Termination Date; (iii) the payment obligations of each party arising after the Termination Date hereunder shall be fully and finally settled by a Party's payment of the Recapture Amount to the other Party in accordance with Clause 15.7(c); and

(b)	the Retrocedant shall, following the Termination Date, submit the final Quarterly Account Statement to the Retrocessionaire within sixty (60) Business Days from the end of the calendar quarter in which the Termination Date occurred and otherwise in accordance with Clause 4 (the Provisional Settlement Amount). For the avoidance of doubt, the final Quarterly Account Statement shall include a final and updated Required Collateral Amount (if applicable) calculated in accordance with Clause 6.1. On the Business Day following the Retrocessionaire's receipt of the final Quarterly Account Statement, the Party that has given notice of termination under Clause 15 (the Notifying Party), shall give five (5) Business Day's written notice to the other Party of the Notifying Party's election to either:-

(i)	pay to the other Party or require payment from the other Party, as the case may be, an amount in JPY of the Additional Eligible Collateral amount or the Excess Collateral Amount, as the case may be, as is required to be transferred in accordance with Clause 6.4 or Clause 6.5, as the case may be, so as to ensure that the Margin Value of Eligible Collateral assets standing to the credit of the Retrocedent Account following the expiry of the five (5) Business Day's notice period is equal to the Required Collateral Amount set out in the final Quarterly Account Statement provided by the Retrocedent to the Retrocessionaire in accordance with this Clause 15.7(b); or,

(ii)	adjust the Recapture Amount calculated in accordance with Clause 15.7(d) with the collateral adjustment amount referred to in 15.7(b)(i).

(c)	[***]

(d)	In the event that the sum of the Provisional Settlement Amount and the Recapture Amount is:-

(A)	A positive amount, (a Positive Recapture Amount) then the Retrocedant shall pay such positive amount to the Retrocessionaire; or

(B)	a negative amount, then the Retrocessionaire shall pay the absolute value of such negative amount (a Negative Recapture Amount) to the Retrocedant,

within fourteen (14) days of the later of: (a) Retrocedent's submission to the Retrocessionaire of the final Quarterly Account Statement to the Retrocessionaire; and, (b) the date of the Expert's determination made in accordance with Schedule 3.

(e)	On and after the Termination Date full legal and beneficial ownership of the Closing Collateral Assets shall remain fully vested in the Retrocedent and the Retrocedent shall be entitled to dispose freely of the Closing Collateral Assets from such date. In the event that a Negative Recapture Amount is payable by the Retrocessionaire in accordance with Clause15.7(d)(B), then (subject to any subsequent adjustment arising under Clause 15.7(b)(ii)) the Retrocedent may apply the Closing Collateral Assets (valued in accordance with Clause 15.8) against the Negative Recapture Amount due from the Retrocessionaire under Clause 15.7(d)(B).

(f)	In the event that the Negative Recapture Amount minus the Closing Collateral Amount (the Balancing Recapture Payment Amount) is:-

(i)	a positive amount, then such positive Balancing Recapture Payment Amount shall be paid in JPY by the Retrocessionaire to the Retrocedent; or,

(ii)	a negative amount, then the absolute value of such negative Balancing Recapture Payment Amount shall be paid in JPY by the Retrocedent to the Retrocessionaire, and, in either case, such Balancing Recapture Payment Amount shall be made by the Party with the obligation to make such payment by the later of the dates referred to in Clause 15.7(d).

(g)	In the event that a Positive Recapture Amount is payable by the Retrocedant to the Retrocessionaire in accordance with Clause 15.7(d) (A), then any such Positive Recapture Amount shall be payable in JPY by the Retrocedant into the Retrocessionaire Account.

15.8	The Default Market Value of each Closing Collateral Security shall be determined as follows:-

(a)	If between the Termination Date and the Default Valuation Time:-

(i)	the Retrocedent has sold any securities which form part of the same issue and are of an identical type and description as the Closing Collateral Securities (and regardless as to whether or not such sales have settled) then the Retrocedent may elect to treat as the Default Market Value the net proceeds of such sale of such securities; provided that, where the securities sold are not identical in amount to the Closing Collateral Securities, the Retrocedent may, acting in good faith, either (A) elect to treat such net proceeds of sale divided by the amount of securities sold and multiplied by the amount of the Closing Collateral Securities as the Default Market Value or (B) elect to treat such net proceeds of sale of the Closing Collateral Securities actually sold as the Default Market Value of that proportion of the Closing Collateral Securities, and, in the case of (B), the Default Market Value of the balance of the Closing Collateral Securities shall be determined separately in accordance with the provisions of this Clause 15.8;

(ii)	the Retrocedent has received bid quotations in respect of Closing Collateral Securities from two or more market makers or regular dealers in the Appropriate Market in a commercially reasonable size (as determined by the Retrocedent) the Retrocedent may elect to treat as the Default Market Value of the Closing Collateral Securities the price quoted (or where more than one price is so quoted, the arithmetic mean of the prices so quoted) by each of them for the purchase by the relevant market maker or dealer of such securities, provided that such price or prices quoted may be adjusted in a commercially reasonable manner by the Retrocedent to reflect accrued but unpaid coupons not reflected in the price or prices quoted in respect of such Closing Collateral Securities;

(b)	If, acting in good faith, either (A) the Retrocedent has endeavoured but been unable to sell securities in accordance with Clause 15.8(a)(i) or to obtain quotations in accordance with Clause 15.8(a)(ii) (or both) or (B) the Retrocedent has determined that it would not be commercially reasonable to sell securities at the prices bid or to obtain such quotations, or that it would not be commercially reasonable to use any quotations which it has obtained under Clause 15.8(a)(ii), the Retrocedent may determine the Value of the relevant Closing Collateral Securities and the Retrocedent may elect to treat such Value as the Default Market Value of the relevant Closing Collateral Securities.

(c)	To the extent that the Retrocedent has not determined the Default Market Value in accordance with Clause 15.8(a), the Default Market Value of the relevant Closing Collateral Securities shall be an amount equal to their Value at the Default Valuation Time; provided that, if at the Default Valuation Time, the Retrocedent reasonably determines that, owing to circumstances affecting the market in the Closing Collateral Securities in question, it is not reasonably practicable for the Retrocedent to determine a Value of such Closing Collateral Securities which is commercially reasonable (by reason of lack of tradable prices or otherwise), the Default Market Value of such Closing Collateral Securities shall be an amount equal to their Value as determined by the Retrocedent as soon as reasonably practicable after the Default Valuation Time.

15.9	All provisions of this Agreement shall survive its termination to the extent necessary to carry out the Parties’ obligations under this Agreement (including, but without limitation to, the transfer of any Additional Eligible Collateral amounts or any Excess Collateral Amounts or any adjustment thereto; the payment of the Provisional Settlement Amount and the Net Recapture Amount in accordance with Clause 15.7 or any adjustment thereto; and the duty to provide any Quarterly Account Statement or any Revised Statement and settle such amounts as are set out therein in accordance with the provisions of this Agreement) or to ascertain and enforce the Parties' rights or obligations hereunder existing at the Termination Date.

16	Arbitration

16.1	Where any dispute between the Parties arising out of or in connection with this Agreement, including formation, validity, enforceability, performance and termination has arisen, the Parties agree to seek to negotiate in good faith settlement of such dispute within thirty (30) days of one Party giving notice of a dispute to the other Party. In the event the negotiations do not result in a settlement, either party may refer the matter to arbitration in accordance with Clause 16.2.

16.2	Thereafter, if such dispute is not resolved, such dispute shall be settled by arbitration in accordance with the rules of the Hong Kong International Arbitration Centre (HKIAC), except as otherwise provided in this Clause 16. No Party will be entitled to commence or file any action in a court of law for the determination or settlement of a dispute until the matter has been finally determined by the Tribunal as provided in this Clause 16 and then only for the enforcement of the arbitration award. A request by a Party to a court of competent jurisdiction for interim measures necessary to preserve the Party's rights, including orders for protection of the property in dispute or injunctions, shall not be deemed incompatible with, or a waiver of, this agreement to arbitrate.

16.3	The arbitration tribunal (the Tribunal) shall unless the Parties agree otherwise consist of persons (including those who have retired) with not less than ten (10) years of international life insurance or life reinsurance business experience as persons engaged in such business or advising such business in a professional capacity.

16.4	Unless the Parties agree upon a single arbitrator within seven (7) days of one receiving a written request from the other for arbitration, the claimant (the Party requesting arbitration) shall appoint one arbitrator (the first arbitrator) and shall give written notice thereof to the other Party (the respondent). Within seven (7) days of receiving such notice, the respondent shall appoint another arbitrator (the second arbitrator) and give written notice to the claimant failing which the claimant may apply to the appointor named below to appoint the second arbitrator.

16.5	Once appointed, the first and second arbitrators shall within fourteen (14) days of the appointment of the second arbitrator appoint a third arbitrator. Should they fail to do so then either of them or either of the Parties may apply to the appointor for the appointment of the third arbitrator. However appointed, the third arbitrator shall be chairman.

16.6	Upon acceptance of the appointment by the third arbitrator, the Tribunal shall be constituted. The three (3) arbitrators shall decide by majority. If a majority cannot be achieved, the decision of the third arbitrator shall prevail.

16.7	If an arbitrator, subsequent to his appointment, is unwilling or unable to act, a new arbitrator shall be appointed to replace him by the procedure set out in this Clause 16.

16.8	Unless otherwise extended or ordered by the Tribunal, within twenty one (21) days of the appointment of the third arbitrator, each Party shall submit its case, in writing, to the Tribunal, with copy to the other Party.

16.9	The Tribunal shall not be bound by the formal rules of evidence. The Tribunal shall have power to fix all procedural rules relating to the conduct of the arbitration.

16.10	The Tribunal shall within thirty (30) days of the final arbitration hearing in the arbitration issue to the Parties its written and reasoned award. The Tribunal shall have no power to award consequential or punitive damages. The award shall be final and binding on the Parties who covenant to carry out the same. If either of the Parties should fail to carry out the award the other may apply for its enforcement to a court of competent jurisdiction in any country in which the Party in default is domiciled or has assets or carries on business.

16.11	In addition to the authority conferred on the Tribunal by the rules specified in this Clause 16, the Tribunal shall have the authority to make orders for interim relief necessary to preserve the Party's rights, including orders for protection of the property in dispute or injunctions. The Parties agree that any ruling by the Tribunal on interim measures shall be deemed to be a final award with respect to the subject matter of the ruling and shall be fully enforceable as such.

16.12	All costs of the arbitration shall be at the discretion of the Tribunal who may direct to and by whom and in what manner they shall be paid.

16.13	The appointor shall be the chairman of HKIAC.

16.14	The seat of the arbitration shall be on Hong Kong Island and the language of the arbitration proceedings and award shall be English.

16.15	This Clause 16 remains valid should this Agreement be void and shall survive termination of this Agreement.

17	Warranties and Representations

The Retrocedant's warranties

17.1	The Retrocedant warrants to the Retrocessionaire that, as at the date of this Agreement and as of the date on which the parties entered into Addendum Number 2:

(a)	it has the right, power and authority to enter into and perform this Agreement and this Agreement constitutes binding obligations on the Retrocedant in accordance with its terms and will not breach any applicable law, judgment, court decision, decree, injunction, order or decision of any court or arbitration panel;

(b)	the execution and delivery of this Agreement by the Retrocedant and the performance of, and compliance with, its terms and provisions will not conflict with, or result in a breach of, or constitute a default under, the articles governing it or any order or judgment that applies to or binds it or any of its property; and

(c)	the Retrocedant is not insolvent or bankrupt under the laws of its jurisdiction of incorporation, or unable to pay its debts as they fall due or has proposed or is liable to any arrangement (whether by court process or otherwise) under which its creditors (or any group of them) would receive less than the amounts due to them. There are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or insolvency proceedings concerning the Retrocedant. No steps have been taken to enforce any security over the assets of the Retrocedant and no event has occurred to give the right to enforce such security. No step has been taken, proposed or threatened in any applicable jurisdiction to initiate any process by or under which the Retrocedant has been or may be liquidated, dissolved or struck off or placed into administration or no composition has ever been made against the Retrocedant and no composition has ever been made with the Retrocedant's creditors generally in satisfaction of its debts.

The Retrocessionaire's warranties and representations

17.2	The Retrocessionaire warrants to the Retrocedant that, as at the date of this Agreement and as of the date on which the parties entered into Addendum Number 2:

(a)	it has the right, power and authority to enter into and perform this Agreement and this Agreement constitutes binding obligations on the Retrocessionaire in accordance with its terms and will not breach any applicable law, judgment, court decision, decree, injunction, order or decision of any court or arbitration panel;

(b)	the execution and delivery of this Agreement by the Retrocessionaire and the performance of, and compliance with, its terms and provisions will not conflict with, or result in a breach of, or constitute a default under, the articles governing it or any order or judgment that applies to or binds it or any of its property;

(c)	the Retrocessionaire is not insolvent or bankrupt under the laws of its jurisdiction of incorporation, or unable to pay its debts as they fall due or has proposed or is liable to any arrangement (whether by court process or otherwise) under which its creditors (or any group of them) would receive less than the amounts due to them. There are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or insolvency proceedings concerning the Retrocessionaire. No steps have been taken to enforce any security over the assets of the Retrocessionaire and no event has occurred to give the right to enforce such security. No step has been taken, proposed or threatened in any applicable jurisdiction to initiate any process by or under which the Retrocessionaire has been or may be liquidated, dissolved or struck off or placed into administration or no composition has ever been made against the Retrocessionaire and no composition has ever been made with the Retrocessionaire’s creditors generally in satisfaction of its debts; and,

(d)	FWD Fuji Life SP is the sole Segregated Portfolio established by the Company.

17.3	On the date of this Agreement and for as long as the Retrocessionaire has outstanding obligations under this Agreement, the Retrocessionaire represents and warrants that it has made all filings and obtained all the consents and approvals from Governmental Authorities required for the conduct of its business except for those filings, consents or approvals which would not, individually or in the aggregate, have a material adverse effect on the Retrocessionaire's ability to perform its obligations under this Agreement. As at the date on which the parties entered into Addendum Number 2, the Retrocessionaire repeats the representation and warranty given in this Clause 17.3.

17.4	On the date of Addendum No. 2 to this Agreement the Retrocessionaire represents and warrants the accuracy and completeness of the information and matters reflected in the documents disclosed by the Retrocessionaire to the Retrocedant as set out in the Additional Disclosure File.

18	Compliance with Data Protection, Money Laundering and Sanctions

18.1	For the purposes of compliance with Data Protection Laws regulating the processing of personal data, each Party undertakes to ensure its compliance with the terms of the same and the Parties confirm that each will use only secure processes and systems (as mutually agreed) in accordance with the provisions of the applicable data protection act for the transfer of such data.

18.2	For the purpose of compliance with money laundering regulations in force from time to time each Party undertakes to ensure that, for the purposes of this Agreement, it has in place and will ensure that it maintains in place on a continuing basis all appropriate money laundering policies and procedures.

18.3	No Party (being the Sanctions Affected Party) shall be obliged to make any payment or provide any benefit under this Agreement to another Party (the Sanctions Other Party) to the extent it would expose the Sanctions Affected Party to any sanction, prohibition or restriction under:

(a)	United Nations resolutions or the trade or economic sanctions, that apply to the Sanctions Affected Party or the Sanctions Other Party, of the following:

(i)	the United States of America;

(ii)	the United Kingdom;

(iii)	the European Union or any of its members states; or

(iv)	Switzerland (including where the relevant party is included on any Sanctions List), (Sanctions); or

(b)	any other jurisdiction applicable to the Sanctions Affected Party or the Sanctions Other Party (Other Sanctions)

If any Sanctions Affected Party relies upon this Clause 18.3 in order not to make any payment or provide any benefit under this Agreement to any Sanctions Other Party, that Sanctions Other Party shall also not be obliged to make any payment or provide any benefit under this Agreement to the Sanctions Affected Party.

19	Transfer of Business

19.1	The Retrocessionaire agrees that none of its rights and obligations under this Agreement shall be transferred or ceded to any third party (including members of its own Group) without the prior written consent of the Retrocedant.

19.2	The Retrocedant shall be entitled to transfer the whole or part of its rights and obligations under this Agreement to another entity within the Retrocedant Group.

20	Entire agreement

Each Party acknowledges and agrees for itself (and as agent for each of its respective Related Undertakings) that:

(a)	this Agreement constitutes the entire agreement between the Parties and supersedes any prior oral or written agreement, understanding, undertaking or arrangement between the parties relating to the subject matter of this Agreement;

(b)	in entering into this Agreement, it does not rely on any statement, representation, assurance or warranty of any person (whether a party to this Agreement or not and whether made in writing or not) other than as expressly set out in this Agreement;

(c)	except as otherwise provided in this Agreement, no party may rescind or terminate this Agreement for negligent or innocent misrepresentation or otherwise; and

(d)	nothing in this Clause 20, and no other limitation in this Agreement, shall exclude or limit any liability for fraud.

21	Confidentiality

21.1	Each Party acknowledges that the documents and other information provided to it from time to time by the other Party in connection with the negotiation or performance of this Agreement (the Confidential Information) is confidential and proprietary to the Party providing that information. Accordingly, each Party agrees that all Confidential Information that it receives shall be kept confidential and that it shall not disclose or cause to be disclosed such information to third parties, provided, however, subject to Clause 21.2, that Confidential Information may be disclosed by a Party that has received such Confidential Information (a Receiving Party):

(a)	to the Receiving Party's directors, officers, employees, affiliates or representatives who have agreed to abide by the terms of this Clause 21;

(b)	to advisers, consultants, third party administrators, financial auditors or Governmental Authorities;

(c)	to examiners, auditors and investigators having regulatory authority over the Receiving Party;

(d)	as required by Applicable Law; and

(e)	in circumstances in which the Receiving Party has obtained the written consent of the other Party to this Agreement prior to such disclosure.

21.2	For the period during which the Retrocessionaire provides retrocession cover under this Agreement and thereafter for a period terminating two (2) years from the Termination Date, the Retrocessionaire shall not, directly, alone or with, through or as any manager, adviser, consultant, partner or agent for any Japanese Affiliate, use, whether on its own behalf or on behalf of any such Japanese Affiliate, and/or divulge to any such Japanese Affiliate, any of the Confidential Information provided by the Retrocedant.

21.3	If a Party is obliged to disclose such information to the persons or institutions mentioned in Clause 21.1 above in respect of such Party, it shall require them to abide by the same confidentiality undertakings except where the disclosure is to Governmental Authorities or required by a court of competent jurisdiction. For the purpose of this Clause 21.2 only, a Party shall be deemed to include its Related Undertakings.

21.4	The term Confidential Information, as used in this Clause 21, shall not include:

(a)	information that is in the public domain at the time such Confidential Information is provided or becomes known hereunder;

(b)	information that becomes part of the public domain through no act or omission of the Receiving Party or any third party to which such Receiving Party is permitted to provide Confidential Information hereunder;

(c)	information that a Party can demonstrate by its written records was independently developed by that Party without reference to the Confidential Information; or

(d)	information that is disclosed to the Receiving Party by a third party, provided that the Receiving Party does not have actual knowledge that such third party is prohibited from disclosing such information.

21.5	In the event that the Receiving Party becomes, on the advice of its own legal counsel, legally compelled including any oral question, subpoena, interrogatory, deposition, request for documents or information, order, writ or other legal process by any Governmental Authority, stock exchange, arbitral authority or otherwise) to disclose any Confidential Information, the Receiving Party shall, if it may lawfully do so, immediately notify the other Party of the receipt of such legal process whereupon such other Party may seek an appropriate protective order or other relief at such other Party's own expense. The Receiving Party may disclose any Confidential Information in accordance with such legal process in the event that the other Party fails to obtain any protective order or other relief but shall use its reasonable efforts to disclose only that portion of the Confidential Information which is necessary to comply with such legal process after taking reasonable steps to ensure that the portion of the Confidential Information so disclosed will be treated confidentially by the Party to which it has been so disclosed.

21.6	Given the sensitive nature of the Confidential Information, the Retrocessionaire and the Retrocedant agree that the other Party may be irreparably damaged by any unauthorised disclosure thereof. The Retrocessionaire and the Retrocedant therefore agree that either of them may enforce the provisions of this Clause 21 by legal action against the other, including injunctive and other equitable relief.

22	Errors and omissions

Errors and omissions in applying this Agreement do not modify any rights or duties under this Agreement and shall be rectified by either Party as soon as practicable after discovery.

23	Force majeure

Each Party shall be excused from performance for any period and to the extent that the Party is prevented from performing any of its responsibilities, in whole or in part, as a result of an act of God, war, civil disturbance, court order, labour dispute, cyber-attack or causes beyond that Party's reasonable control including failures or fluctuation in electric power, heat, light, air conditioning, telecommunications or information technology equipment or infrastructure, and such non-performance shall not constitute a breach of any representation or covenant under this Agreement or be a ground for termination of this Agreement under Clause 15.

24	Third party rights

24.1	A person who is not a party to this Agreement has no right to enforce any of its terms.

25	Agreement binding

This Agreement shall be binding on and shall enure for the benefit of the successors in title of each Party.

26	Assignment

Save as expressly provided in this Agreement in relation to transfers, assignments and cessions by the Retrocedant to its Related Undertakings, neither Party shall be entitled to assign the benefit of any rights under this Agreement, without the prior written consent of the other Party.

27	Costs

Each Party shall bear its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this Agreement and all other agreements forming part of the transactions contemplated by this Agreement.

28	Alterations

28.1	Subject to Clause 28.2, no purported alteration of this Agreement shall be effective unless it is in writing, refers to this Agreement and is duly executed by each Party.

28.2	Any change to this Agreement required by Applicable Law shall not require the consent of the Retrocessionaire.

29	Notices

29.1	A notice or other communication given under or in connection with this Agreement (a Notice) shall be:

(a)	in writing;

(b)	in the English language; and

(c)	sent by the Permitted Method to the Notified Address.

29.2	The Permitted Method means any of the methods set out in the first column below, the second column setting out the date on which a Notice given by such Permitted Method shall be deemed to be given provided the Notice is properly addressed and sent in full to the Notified Address:

(1) Permitted Method	(2) Date on which Notice deemed given
Personal delivery	When left at the Notified Address
First class pre-paid post	Two (2) Business Days after posting
Pre-paid air-mail	Six (6) Business Days after posting
E-mail	On despatch of the Notice from the sender's out-box

29.3	The Notified Addresses of each of the Parties is as set out below:

Name of Party	Address	E-mail address	Marked for the attention of:
the Retrocedant	[***]	[***]	[***]
Retrocessionaire	[***]	[***] with a copy to:- [***] [***]	[***] With a copy to:- [***]

or such other Notified Address as any Party may, by written notice to the other Party, substitute for their Notified Address set out above, but without prejudice to the effectiveness of any notice already given in accordance with this Clause 29.3.

30	Severance

Each provision of this Agreement is severable and distinct from the others and, if any provision is, or at any time becomes, to any extent or in any circumstances invalid, illegal or unenforceable for any reason, that provision shall to that extent be deemed not to form part of this Agreement but the validity, legality and enforceability of the remaining parts of this Agreement shall not be affected or impaired, it being the Parties' intention that every provision of this Agreement shall be and remain valid and enforceable to the fullest extent permitted by law.

31	Remedies and waivers

The rights and remedies of each Party are, except where expressly stated to the contrary, without prejudice to any other rights and remedies available to it. No neglect, delay or indulgence by either Party in enforcing any provision of this Agreement shall be construed as a waiver and no single or partial exercise of any rights or remedy of either Party under this Agreement will affect or restrict the further exercise or enforcement of any such right or remedy.

32	Counterparts

32.1	This Agreement may be executed in any number of counterparts. Each counterpart, when duly exchanged or delivered, is an original, but the counterparts together are one and the same agreement.

32.2	Any counterpart may take the form of an electronic copy of this Agreement and that counterpart:

(a)	will be treated as an original counterpart;

(b)	is sufficient evidence of the execution of the original; and

(c)	may be produced in evidence for all purposes in place of the original.

32.3	The Party delivering the electronic counterpart will within seven (7) days of electronic exchange, deliver the wet ink original of that counterpart to the other party by express courier.

33	Governing law

33.1	This Agreement and any non-contractual obligations in connection with it shall be governed by the laws of the Cayman Islands.

33.2	The Parties irrevocably agree that all disputes arising under or in connection with this Agreement, or in connection with the negotiation, existence, legal validity, enforceability or termination of this Agreement, regardless of whether the same shall be regarded as contractual claims or not, shall be exclusively governed by and determined only in accordance with the laws of the Cayman Islands.

33.3	The customs and usages of the insurance and reinsurance business in Japan (to the extent applicable) as well as the laws of the Cayman Islands shall apply to this Agreement. Should there be a conflict between the provisions of this Agreement and the customs and usages or the laws of the Cayman Islands, this Agreement shall prevail in so far as permitted by the laws of the Cayman Islands. This Clause 33.3 shall remain valid should the Agreement be void.

34	Jurisdiction

34.1	Subject to Clause 16 and Schedule 3, the Parties submit to and irrevocably agree that the courts of the Cayman Islands are to have exclusive jurisdiction, and that no other court is to have jurisdiction to:

(a)	determine any claim, dispute or difference arising under or in connection with this Agreement, any non-contractual obligations connected with it, or in connection with the negotiation, existence, legal validity, enforceability or termination of this Agreement, whether the alleged liability shall arise under the laws of the Cayman Islands or under the law of some other country and regardless of whether a particular cause of action may successfully be brought in the courts of the Cayman islands (Proceedings); and/or

(b)	grant interim remedies, or other provisional or protective relief,

and accordingly, any Proceedings may be brought against the Parties or any of their respective assets in such courts.

34.2	A document which starts, or is otherwise required to be served in connection with, any legal action or proceedings (of whatever kind) relating to a dispute may be served in the same way as notices in accordance with Clause 29 but this does not prevent any such document being served in any other manner permitted by law. Each Party shall be required to maintain an address (which may include an agent appointed for the purpose) in the Cayman Islands for the service of documents – such addresses are at the date of this Agreement, in respect of:

(a)	the Retrocedant – [TBD], Attention: [TBD]; and

(b)	the Retrocessionaire – the Notified Address of the Retrocessionaire as set out in Clause 29.3.

Annexure A

UNDERLYING REINSURANCE AGREEMENT

[***]

Schedule 1

Definitions

1.	In this Agreement:

Accounting Period shall, other than as specified in Clause 4.1, mean each Quarter;

Additional Disclosure File means the CD-ROM, USB Thumb Drive or other form of media that accompanies the execution of Addendum Number 2 to the Agreement and which contain copies of the documents disclosed by the Company to the Retrocedent.

Additional Eligible Collateral shall have the meaning as set out in Clause 6.4;

Additional Retrocession Premium means, in respect of any Accounting Period during the first five (5) calendar years following the Effective Date, an amount equal to the lesser of:

(a)	the absolute value of any negative Retrocession Commission Adjustment amount set out in Schedule 5 for the applicable Accounting Period; and,

(b)	[***]% of the total aggregate of Retrocession Premium paid or payable by the Retrocedant to the Retrocessionaire for the applicable calendar year, as projected by the Retrocedant prior to the start of the applicable calendar year

Adjusted Secured Margin Amount means [***]

[***]

Applicable Law means any and all:

(a)	legislation (including statutes, statutory instruments, treaties, regulations, orders, directives, by-laws, decrees) and common law;

(b)	regulatory rules;

(c)	binding judgments, resolutions, decisions, orders, notices or demands of a competent court, tribunal or applicable Governmental Authority; and

(d)	mandatory industry guidelines or codes of conduct,

in any jurisdiction, in each case applicable to the relevant party in the context of either this Agreement or any Future Agreement.

Appropriate Market means, in relation to securities of any description, the market which is the most appropriate market for securities of that description, as determined by the Retrocedent;

Balancing Recapture Payment Amount shall have the meaning set forth in Clause 15.7(e)

Bank Guarantor means a Permitted Bank appointed by the Retrocessionaire in accordance with Clause 7.1.

Best Estimate an actuarial estimate of the nominal projected value of all future Net Settlement payments due hereunder;

Business Day means a day other than a Saturday or Sunday on which banks are ordinarily open for the transaction of normal banking business in: (a) Tokyo, Japan; and (b) Zurich, Switzerland;

CIMA means the Cayman Islands Monetary Authority;

CIMA Minimum Capital Requirement shall have the meaning set forth in section 7(1) of the Insurance (Capital and Solvency) (Classes B, C and D Insurers) Regulations of the Cayman Islands (2018 Revision);

CIMA Prescribed Capital Requirement shall have the meaning set forth in section 5(2) of the Insurance (Capital and Solvency) (Classes B, C and D Insurers) Regulations of the Cayman Islands (2018 Revision);

Ceding Company means the reinsured party under the Underlying Reinsurance Contract

Change of Control means, in respect of the Retrocessionaire, an individual person, corporation or other entity: (a) acquiring directly or indirectly more than fifty per cent (50%) of the voting securities of the Retrocessionaire or its ultimate parent company; or (b) obtaining the power to vote (directly or through proxies) in respect of more than fifty per cent (50%) of the voting securities of the Retrocessionaire or its ultimate parent company, except if such individual person, corporation or other entity is under common control with the Retrocessionaire

Closing Collateral Amount means the Default Market Value of the Closing Collateral Securities plus the aggregate amount of JPY standing to the credit of the Retrocedent Account plus such other currencies as are standing to the credit of the Retrocedent Account converted into JPY at prevailing foreign exchange market rates as of the Termination Date plus the aggregate value of any and all LoC Payment Amounts that the Retrocedent has drawn down and has received from the relevant bank Guarantor(s) in cleared funds.

Closing Collateral Assets means such amounts of cash as are standing to the credit of the Retrocedent Account as of the Termination Date and/or any Closing Collateral Securities and/or any LoC Payment Amount that is available under any Letter of Credit outstanding as at the Termination Date and in respect of which the Retrocedent has issued a valid notice of draw down on or before such date.

Closing Collateral Securities means securities or financial instruments as are standing to the credit of the Retrocedent Account as of the Termination Date

Collateral Commencement Date means [***];

Collateral Settlement Amount shall have the meaning set forth in Clause 9.1

Collateral Settlement Date shall have the meaning set forth in Clause 9.1

Company means FWD Reinsurance SPC, Ltd.

Companies Law means the Companies Law (2020 revision) and as may be amended from time to time.

Confidential Information has the meaning given to that expression in Clause 21.1.

Data Protection Laws means all laws and regulations applicable to the Parties’ processing and transferring of personally identifiable data in connection with this Agreement, including the laws and regulations of Switzerland, the Cayman Islands and Japan relating to data protection

Default Interest Rate means [***] above the base rate for the time being of the Bank of Japan, calculated on a daily basis and compounded Quarterly.

Default Market Value shall haver the meaning set out in Clause 15.8.

Default Valuation Time means the close of business in the Appropriate Market on the fifth dealing day after the day on which the Termination Date falls.

Effective Date means 31st December, 2019

Eligible Collateral means securities and assets which the Retrocessionaire is required to transfer into the Retrocedent Account in discharge of its obligations under Clause 6.4 the characteristics of such securities and assets being more fully described in Schedule 6, (Schedule of Eligible Collateral) of this Agreement.

Errors has the meaning given to that expression in Clause 11.1

Error Adjustment Amount has the meaning given to that expression in Clause 11.6

Errors Notification Date has the meaning given to that expression in Clause 11.1

Excess Collateral Amount has the meaning given to that expression in Clause 6.5.

Expert has the meaning given to that expression in paragraph 3 of Schedule 3.

Future Agreement shall have the meaning set forth in Clause 12.7.

Future Segregated Portfolio means any Segregated Portfolio (other than FWD Fuji Life SP) established after the Effective Date by the Company pursuant to Part XIV of the Companies Law and in accordance with the Company's Memorandum of Association.

Financial Strength Rating means a long-term issuer strength rating published by Standard & Poor's Financial Services LLC, or the equivalent rating published by Moody’s Investors Services Inc. or Fitch Ratings Limited or A.M Best, or in each case the successor to its business, provided that where more than one long-term issuer strength rating exists at any time, the lowest such rating shall be the Financial Strength Rating for the purposes of this Agreement.

FINMA means the Swiss Financial Market Supervisory Authority

FWD Fuji Life SP means the segregated portfolio known as FWD Fuji Life Segregated Portfolio that was established by the Company pursuant to Part XIV of the Companies Law and in respect of which the Company has executed this Agreement and attributed the rights and obligations of the Company under this Agreement.

General Assets means the assets of the Company which are not held within or on behalf of a Segregated Portfolio including, without limitation, the proceeds of ordinary shares in the Company.

Governmental Authority means any governmental authority, quasi-governmental authority, instrumentality, court or government, commission, body or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing

Group means, in respect of either Party, that Party and its Related Undertakings

Insolvency Event means any of the following situations occurring in respect of the Retrocessionaire; the Retrocessionaire:

(a)	is dissolved (other than pursuant to a solvent consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay, or admits in writing that it is unable generally to pay, its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)	institutes or has instituted against it by a regulator, Governmental Authority, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it, a judgment of insolvency or bankruptcy or any other relief under any bankruptcy, rehabilitation, liquidation, dissolution, reorganization, insolvency or similar law affecting creditors' rights or a petition is presented for its winding-up or liquidation by it or by such regulator, Governmental Authority, supervisor or similar official in the jurisdiction of its incorporation or organization or the jurisdiction of its home or head office, whether now or hereafter in effect relating to the Retrocessionaire (any of the foregoing, a Retrocessionaire Insolvency Proceeding);

(e)	has instituted against it a Retrocessionaire Insolvency Proceeding by a person or entity not described in paragraph (d) above which:

(i)	is not dismissed, discharged, stayed or restrained, in each case within fifteen (15) Business Days of the institution or presentation thereof; or

(ii)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or other order approving any such Retrocessionaire Insolvency Proceeding;

(f)	has a resolution passed for its winding up, official management or liquidation (other than pursuant to a solvent consolidation, amalgamation or merger);

(g)	seeks or becomes subject to the appointment of an administrator, administration manager, provisional liquidator, conservator, receiver, trustee, compulsory manager, custodian or other similar official for it or for all or substantially all its assets;

(h)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within fifteen (15) Business Days thereafter;

(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in (a) to (g) (inclusive) of this definition;

(j)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts

Investment Policy means the Investment Policy of the Company as disclosed by the Company in the Additional Disclosure File.

Japanese Affiliate means a Related Undertaking of the Retrocessionaire that carries on insurance business in Japan or is contemplating the commencement of such activity.

Japanese Risk Capital Requirement means the solvency margin ratio calculation set out in Section 130 of the Japanese Insurance Law;

LoC Cure Notice has the meaning given to that expression in Clause 7.4.

Letter of Credit means a letter of credit issued for the LoC Payment Amount, procured and maintained by the Retrocessionaire in favour of the Retrocedant from the Bank Guarantor in accordance with Clause 7 of this Agreement

LoC Payment Amount means an amount equal to the lesser of:

a)	the amount payable on demand by the Bank Guarantor to the Retrocedant under the Letter of Credit upon the occurrence of a Retrocessionaire Default Event; and

b)	The Maximum LoC Amount

Margin Percentage shall mean the percentage indicated in Schedule 6, (Schedule of Eligible Collateral) with respect to specific types of Eligible Collateral, as Schedule 6, (Schedule of Eligible Collateral) may be amended from time to time

Margin Value means in respect of a given date and in respect of a certain type of security the amount obtained by dividing the Market Value of that security by the applicable Margin Percentage;

Market Value means, in respect of a given date, the aggregate of the closing-prices of previous business day of the Eligible Collateral including accrued interest, as the case may be, as at that date.

Maximum LoC Amount means an amount equal to the difference of:-

a)	the Secured Margin Amount; less

b)	the Adjusted Secured Margin Amount

Memorandum and Articles of Association means the document titled "Amended & Restated Memorandum and Articles of Association of FWD Reinsurance SPC, Ltd (adopted by special resolutions dated 18th October 2019)" filed by the Company on 7th November 2019 with the General Registry of the Cayman Islands and bearing the Authorisation Code: J37432078538 and contained in the Additional Disclosure File.

Net Settlement means an amount equal to the Retrocedant Payments less the Retrocessionaire Payments, and such amount can be a positive or a negative number.

Negative Recapture Amount has the meaning given to that expression in Clause 15.7(d)(B)

Non-Renewal Notice has the meaning given to that expression in Clause 7.4.

Notice has the meaning given to that expression in Clause 29.1.

Notifying Party has the meaning given to that expression in Clause 15.7(b).

Notified Addresses has the meaning given to that expression in Clause 29.3.

Other Sanctions has the meaning given to that expression in Clause 18.3(b).

[***]

[***]

[***]

parent company means a parent company (as defined by section 232 of the Companies Law) and in interpreting those sections for the purposes of this Agreement, a company is to be treated as the parent undertaking (as the case may be) of another company even if its shares in the other company are registered in the name of (a) a nominee, or (b) any party holding security over those shares, or that secured party's nominee.

Permitted Bank means a bank financial institution, appointed subject to the Retrocedant's written consent, which:

(a)	is incorporated in the United Kingdom or other member state of the European Economic Area, Canada, Japan or the United States of America;

(b)	has all governmental and regulatory authorisations and permissions necessary to enable it to carry on the business of a bank guarantor and letter of credit issuer; and

(c)	has Financial Strength Rating equal or superior to A- as rated by Standard & Poor's.

Permitted Method has the meaning given to that expression in Clause 29.2

Policy means any [***] policy issued by a Ceding Company, which has been reinsured by a Retrocedant, pursuant to the Underlying Reinsurance Agreement;

Positive Recapture Amount has the meaning given to that expression in Clause 15.7(d)(A)

Premature Bank Non-Renewal has the meaning given to that expression in Clause 7.3.

Premature Non-Renewal Drawdown has the meaning given to that expression in Clause 7.6.

Present Value means the nominal value of future estimated cash flows discounted to present value in accordance with the Yield Curve.

Proceedings has the meaning given to that expression in Clause 34.1(a)

Provisional Settlement Amount has the meaning given to that expression in Clause 15.7(b)

Quarter means a calendar quarter within the term of this Agreement, being each of the following periods: 1 January to 31 March (inclusive); 1 April to 30 June (inclusive); 1 July to 30 September (inclusive); and 1 October to 31 December (inclusive), and Quarterly shall be construed accordingly

Quarterly Account Statement has the meaning given to that expression in Clause 4.2

Quota Share Percentage means [***] per cent ([***]%).

Recapture Amount shall have the meaning set forth in Clause 15.7(c).

Receiving Party has the meaning given to that expression in Clause 21.1

Reinsurance Commission has the meaning given to that term in the Underlying Reinsurance Agreement, that is, [***]% of the Reinsurance Premium;

Reinsurance Losses means, in respect of each Accounting Period, the cumulative gross losses and loss settlements of the Retrocedant pursuant to Clause 2.4, in respect of the Underlying Reinsurance Agreement as relating to the Subject Business including claims paid to and/or deducted by the Ceding Company for exposures in respect of the Subject Business (including, for the avoidance of doubt: (a) any and all ex gratia payments and loss adjustment expenses paid by the Retrocedant in respect of the Subject Business in accordance with the Underlying Reinsurance Agreement; and (b) any and all expenses incurred by the Retrocedant in connection with any coverage dispute relating to the Underlying Reinsurance Agreement).

Reinsurance Premium means, in respect of an Accounting Period, the sum of the premiums received by the Retrocedant in respect of the Subject Business under the Underlying Reinsurance Agreement and, for the purposes of this definition, the premium in respect of each policy of insurance comprised in the Subject Business shall be calculated: (a) without deduction of any allowance and/or commission paid to and/or deducted by the Ceding Company; and (b) after deduction of any premium tax and/or any rebate of premiums.

Related Undertakings means, in relation to any company, any subsidiary or holding company of that company or any subsidiary of any such holding company

Required Collateral Amount means:

(a)	Where the Retrocessionaire is itself, or has procured a guarantee in respect of its obligations hereunder from, a rated entity with a Financial Strength Rating equal to or exceeding BBB+, an amount that equals the Adjusted Secured Margin Amount; or,

(b)	Where the Retrocessionaire is not itself, or has not procured a guarantee in respect of its obligations hereunder from, a rated entity with a Financial Strength Rating equal to or exceeding BBB+, an amount that equals the Secured Margin Amount minus the LoC Payment Amount;

Required Collateral Amount Determination Date shall have the meaning as set out in Clause 6.1.

Retrocedant Account means any number of cash and/or securities accounts with provider, account name, account number , or such other account(s) as the Retrocedant notifies to the Retrocessionaire from time to time

Retrocedant Error Adjustment Amount has the meaning given to that expression in Clause 11.7(a)

Retrocedant Group means the Retrocedant and its Related Undertakings

Retrocedant Payment has the meaning given to that expression in Clause 5.1.

Retrocessionaire Account means an account with provider, account name, account number and or such other account as the Retrocedant notifies to the Retrocessionaire from time to time;

Retrocessionaire Commission means in respect of any Accounting Period an amount, expressed in JPY, equal to the sum of:-

(a)	product of the Quota Share Percentage multiplied by the Reinsurance Commission; and,

(b)	the Retrocession Commission Adjustment.

Retrocession Commission Adjustment means in respect of any Accounting Period an amount, expressed in JPY, equal to the lesser of:

(a)	the absolute value of any positive Retrocession Commission Adjustment amount set out in Schedule 5 for the applicable Accounting Period, reflecting any updates made to Schedule 5 in accordance with clause 5.2; and,

(b)	[***]% of the total aggregate of Retrocession Premium paid or payable by the Retrocedant to the Retrocessionaire for the applicable Accounting Period, as projected by the Retrocedant prior to the start of the applicable Accounting Period

Retrocessionaire Default Event means the Retrocessionaire's failure to:-

(a)	transfer any Additional Eligible Collateral amount into the Retrocedent Account in accordance with Clause 6, which failure is not rectified within two consecutive (2) Business Days; or,

(b)	pay the Provisional Settlement Amount and/or the Recapture Amount in accordance with, respectively, Clause 15.7 of this Agreement.

Retrocessionaire Error Adjustment Amount has the meaning given to that expression in Clause 11.7(b)

Retrocessionaire Loss means an amount, expressed in JPY, equal to the product of the Quota Share Percentage multiplied by the Reinsurance Losses

Retrocessionaire's Minimum Solvency Requirement means [***].

Retrocessionaire Payment has the meaning given to that expression in Clause 8.1

Retrocession Premium means an amount, expressed in JPY, equal to the product of the Quota Share Percentage multiplied by the Reinsurance Premium

Revised Statement has the meaning given to that expression in Clause 11.2

Sanctions has the meaning given to that expression in Clause 18.3(a)

Sanctions Affected Party has the meaning given to that expression in Clause 18.3

Sanctions Other Party has the meaning given to that expression in Clause 18.3

Sanctions Lists means UK HM Treasury's Consolidated List of Financial Sanctions Targets and each equivalent list of the Office of Foreign Assets Control of the Department of the Treasury of the United States of America (as each such list may be amended, supplemented, updated, renamed or replaced from time to time), and any such other lists as are agreed between the Parties or which are required by any Party's regulator (as notified by the relevant Party to the other Party), best practice or Applicable Law;

Secured Margin Amount means [***].

Segregated Portfolio means any segregated portfolio of the Company established pursuant to Part XIV of the Companies Law and in accordance with the Company's Memorandum and Articles of Association.

Segregated Portfolio Asset means an asset held within or on behalf of a Segregated Portfolio.

Segregated Portfolio Creditor means a creditor of a Segregated Portfolio.

Segregated Portfolio Liability means in respect of any Segregated Portfolio, a liability of the Company attributable to or incurred by the Company for or on behalf of such Segregated Portfolio or arising from a matter or being otherwise imposed in respect of or attributable to such Segregated Portfolio determined in accordance with Applicable Law and the Articles and Memorandum of Association.

Settlement Amount has the meaning given to that expression in Clause 9.2;

Settlement Date has the meaning given to that expression in Clause 9.2;

Subject Business has the meaning given to that expression in Clause 2.3;

subsidiary means a subsidiary company (as defined by section 232 of the Companies Law) in interpreting that section for the purposes of this Agreement, a company is to be treated as shareholder or a member of a subsidiary company even if its shares or interests are registered in the name of (a) a nominee, (b) any party holding security over those shares or interests or (c) that secured party's nominee

Termination Date has the meaning given to that expression in Clause 15.5.

Transaction Records means the Retrocedant's records relating to the Subject Business and/or the administration of the Subject Business except for:

(a)	any information which may reveal the identity of any party to the Underlying Reinsurance Agreement (other than a Retrocedant);

(b)	any information the disclosure or sharing of which would result in: (i) a breach of any Applicable Law or Data Protection Law; (ii) a breach of any binding agreement, including any confidentiality undertaking agreed between the Retrocedant (on the one hand) and any third party (including any service provider (if applicable)) (on the other); and/or (iii) a breach of attorney-client privilege or any other legal privilege that would be impaired by its provision to the Retrocessionaire; and/or

(c)	any Information which is commercially sensitive to the Retrocedant and it reasonably considers (acting in good faith) that its rationale for withholding such information is consistent with or similar to the rationale for the redaction and withholding of certain information from the due diligence materials made available to the Retrocessionaire on or prior to the date of this Agreement

Tribunal has the meaning given to that expression in Clause 16.3;

Underlying Reinsurance Agreement means a Coinsurance Agreement set out in redacted form in Annexure A to this Agreement entered into between the Retrocedant and the Ceding Company on [***] whereby certain [***] business written by the Ceding Company was reinsured by the Retrocedant.

Value means at any time, in relation to any Closing Collateral Securities, the amount which, in the reasonable opinion of the Retrocedent, represents their fair market value, having regard to such pricing sources and methods (which may include, without limitation, available prices for securities with similar maturities, terms and credit characteristics as the relevant Closing Collateral Securities) as the Retrocedent considers appropriate.

Yield Curve means [***].

2.	In this Agreement, unless the context requires otherwise:

(a)	the table of contents and the headings are inserted for convenience only and do not affect the interpretation of this Agreement;

(b)	references to Clauses and Schedules are to clauses of and schedules to this Agreement, references to this Agreement include its Schedules and references to a part or paragraph are to a part or paragraph of a Schedule to this Agreement;

(c)	references to this Agreement or any other document or to any specified provision of this Agreement or any other document are to this Agreement, that document or that provision as from time to time amended in accordance with the terms of this Agreement or that document or, as the case may be, with the agreement of the relevant Parties;

(d)	words importing the singular include the plural and vice versa, words importing a gender include every gender;

(e)	references to a person, except where used in reference to a Retrocedant, include an individual, corporation, partnership, any unincorporated body of persons and any government entity;

(f)	references to any Cayman Islands legal term for any action, remedy, method of judicial proceeding, legal document, legal status, Court, official or any legal concept or thing shall in respect of any jurisdiction other than the Cayman Islands be deemed to include what most nearly approximates in that jurisdiction to the Cayman Islands legal term;

(g)	references to time are to George Town time;

(h)	references to US Dollars or $ are to the lawful currency from time to time of the United States of America and references to JPY are to the lawful currency from time to time of Japan;

(i)	the rule known as the ejusdem generis rule shall not apply, and accordingly words introduced by words and phrases such as include, including, other and in particular shall not be given a restrictive meaning or limit the generality of any preceding words or be construed as being limited to the same class as the preceding words where a wider construction is possible; and

(j)	references to days are to calendar days and, where the last day of any period specified in this Agreement does not fall on a Business Day, the last day of such period shall be deemed to fall on the next subsequent Business Day.

3.	In this Agreement, unless the context requires otherwise, a reference to any statute or statutory provision (whether of the Cayman Islands or elsewhere) includes:

(a)	any subordinate legislation made under it; and

(b)	any provision which it has superseded or re-enacted (with or without modification), and any provision superseding it or re-enacting it (with or without modification), before or on the date of this Agreement, or after the date of this Agreement except to the extent that the liability of any party is thereby increased or extended, and any such statute, statutory provision or subordinate legislation as is in force at the date of this Agreement shall be interpreted as it is interpreted at the date of this Agreement and no account shall be taken of any change in the interpretation of any of the foregoing by any court of law or tribunal made after the date of this Agreement.

Schedule 2

Quarterly Account Statement & Additional Reporting Requirements

Part 1, Form of Quarterly Account Statement

Currency: Japanese Yen (JPY)

Accounting Period: DD MM YYYY through DD MM YYYY

Date Report Completed: DD MM YYYY

<Retrocession (Share: [***]% basis)>

Premiums
Commission rate	[***]%
Commission
Claims

Retrocession Commission Adjustment
Balance
Estimate initially payable	NA
Cash settlement

Collateral balance as at DD MM YYYY

Part 2, Additional Quarterly Reporting Requirements

•	Estimate Statement of Accounts to be shared within 15 Business Days following end of each Accounting Period.
•	Quarterly Account Statement including the Required Collateral Amount along with the following data to be provided within 60 Business Days following the end of each Accounting Period
a.	Statement of Accounts (including collateral amount)
b.	Premium and in force policy data
c.	Claims data
d.	Movement data
e.	Other data
f.	IF data (in txt format)
•	[***]
•	[***]
o	[***]
o	[***]

o	[***]
o	[***]
•	[***]

Part 3, Annual Reporting Requirements

[***]

Part 4, Ad Hoc Reporting Requirements

1.	Experience study information.
2.	Litigated claims information

Part 5, Solvency Capital Reporting

Date [select date style]

Solvency information of FWD Fuji Life SP.

Reporting Period: DD MMM YYYY

Reported solvency

Solvency ratio:            XXX%

Solvency forecast information

Estimated Solvency ratio as of 31 Dec YYYY:                   zzz%

Schedule 3

Dispute Resolution Procedure

Any dispute or difference between the Parties under this Agreement for which this Schedule 3 is stated to apply, shall, if not settled through discussion between the Parties, be resolved or settled by dispute resolution in accordance with the procedure set out in this Schedule:

1	Nothing in this Schedule shall prevent a Party to a dispute from seeking interim relief and/or conservatory measures (whether negative or positive and notwithstanding whether the relief and/or measures sought may overlap with a remedy which is, or may be, claimed in proceedings between the parties) from the courts of England and Wales.

2	Any dispute or difference between the Parties shall be referred in writing to the appropriate senior representatives within their respective organisations who will endeavour to settle the dispute in good faith.

3	If the dispute has not been agreed or settled within thirty (30) days of it being referred to the appropriate senior representatives (and if it was not referred to such representatives simultaneously, thirty (30) days from the date of the first referral), the dispute shall be referred to an independent actuary jointly appointed by the Parties (or, failing agreement on such appointment within sixty (60) days of it being referred to the Parties (and if it was not referred to the Parties simultaneously, sixty (60) days from the date of the first referral), by the President of the Institute and Faculty of Actuaries in the United Kingdom upon request by either Party) for resolution (such actuary, the Expert). It is the intention of the Parties that the Expert shall be English speaking and have experience in and an understanding of both the life reinsurance market and the [***] insurance market in Japan (and, in the event of a referral to the President of the Institute and Faculty of Actuaries in the United Kingdom in accordance with this paragraph 3, the President shall be asked to take into account the intention of the Parties when selecting an Expert).

4	Subject to paragraph 1 and the other paragraphs of this Schedule 3, the process for resolution of the dispute shall be determined by the Expert, who shall act as an expert and not as an arbitrator.

5	The Parties shall have the right to make representations to the Expert within the process for resolution of the dispute determined by the Expert.

6	The decision of the Expert shall, in the absence of manifest error, be final and binding on the Parties.

7	All costs incurred by the Expert shall be borne by the Parties in equal shares unless the Expert determines otherwise. If either Party fails to pay its share of the costs within seven (7) days of the relevant invoice being rendered to the Parties or either of them the other Party shall be entitled to pay the full amount of the costs incurred by the Expert and thereupon to recover one half thereof from the first-mentioned Party as a debt due and payable on demand.

8	Each Party shall, upon any request by the Expert, provide the Expert with such information as is within its possession or control and reasonably required by the Expert, provided that nothing in this paragraph 8 shall require a Party to provide information to the Expert where:

(a)	such provision would result in: (i) a breach of any Applicable Law or Data Protection Law; (ii) a breach of any binding agreement, including any confidentiality undertaking agreed by the relevant Party; and/or (iii) a breach of attorney-client privilege or any other legal privilege that would be impaired by its provision to the Expert and/or the Retrocessionaire; and/or

(b)	such information is commercially sensitive to a Retrocedant and it reasonably considers (acting in good faith) that its rationale for withholding such information is consistent with or similar to the rationale for the redaction and withholding of certain information from the due diligence materials made available to the Retrocessionaire on or prior to the date of this Agreement.

9	The Parties shall use all reasonable endeavours to ensure that the Expert will give his decision within thirty (30) days of the reference to him.

Schedule 4

Secured Margin Amount

Part 1

The Secured Margin Amount means in respect of each Required Collateral Amount Determination Date, the greater of:-

A.	[***]; and,

B.	[***],

[***].

Part 2

The Adjusted Secured Margin Amount means in respect of each Required Collateral Amount Determination Date, the greater of:-

A.	[***]; and,

B.	[***],

[***].

Schedule 5 Retrocession Commission Adjustment

[***]

Schedule 6, Schedule of Eligible Collateral

[***]

Schedule 7, Limited Recourse Covenant

“(1)         Notwithstanding any other provision of this [Agreement], the [counterparty] acknowledges that:

(a)	[the subject segregated portfolio] has been established as a segregated portfolio of the SPC pursuant to the Companies Law (as revised) of the Cayman Islands;

(b)	the rights, duties, obligations, liabilities, agreements, representations, undertakings, warranties and all other matters (whether in contract, tort, under statute or otherwise) relating to the SPC, acting on behalf of and for the account of [the subject segregated portfolio] under this [Agreement], are several and relate to the SPC acting on behalf of and for the account of [the subject segregated portfolio] only and not to the SPC for its own account or the SPC acting on behalf of and for the account of any other segregated portfolio or the segregated portfolios collectively and shall not be merged, joined or set-off against the SPC acting generally or the SPC acting on behalf of and for the account of any other segregated portfolio or the segregated portfolios collectively; and

(c)	any authority, power, discretion, consent, action or approval under this [Agreement] shall relate to the SPC acting on behalf of and for the account of [the subject segregated portfolio].

(2)	Notwithstanding any other provision of this [Agreement], [the counterparty] acknowledges that, in relation to any claim it may have against [the subject segregated portfolio]:

(a)	[the counterparty] shall have recourse only to the assets of [the subject segregated portfolio] (the "Recourse Assets") in respect of which the claim is made;

(b)	the Recourse Assets may be insufficient to meet the SPC's obligations to [the counterparty] under this [Agreement];

(c)	if the Recourse Assets have been liquidated and the net proceeds have been distributed, [the counterparty] shall not be entitled to take any further steps against the SPC to recover any sums due but still unpaid after such distribution and all claims in respect of such sums due but still unpaid shall be extinguished;

(3)	If [the counterparty] enters into any agreement, arrangement, dealing or transaction of any kind with any third party (including, without limitation, third party brokers) as agent of, or otherwise on behalf of the SPC on behalf of and for the account of [the subject segregated portfolio], [the counterparty] shall ensure that in any such agreement, arrangement, dealing or transaction the liability of the SPC on behalf of and for the account of [the subject segregated portfolio] to such third party is limited in terms which are substantially the same as those set out in clause [2] above.”

[***]